                                                           EXHIBIT 10.19


                             STOCKHOLDERS' AGREEMENT

            STOCKHOLDERS' AGREEMENT, dated as of February 28, 1994, by and among ATLANTIC EXPRESS TRANSPORTATION GROUP INC., a New York corporation (the "Company"), and each of the parties signatory hereto.

                                R E C I T A L S:

            WHEREAS, the Company is authorized by its Certificate of Incorporation to issue 300 shares of capital stock, consisting of (a) 228 shares of Common Stock, no par value ("Common Stock"), and (b) 72 shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share (Preferred Stock);

            WHEREAS, the Company has issued an aggregate of 101.0287 shares of Common Stock to Dominic Gatto, Michael Gatto, Patrick Gatto (collectively, the "Gatto Group") and Richard Gatto, such shares being all the shares of Common Stock issued and outstanding;

            WHEREAS, Busco Capital Inc., a corporation organized under the laws of the British Virgin Islands ("Busco") has acquired an aggregate of 13.5287 shares of Common Stock from Richard Gatto and the Gatto Group;

            WHEREAS, pursuant to a Stock Purchase Agreement, dated as of February 28, 1994 (the "Stock Purchase Agreement"), between the Company and Busco, Busco is purchasing from the Company 72 shares of Preferred Stock (representing 100% of the authorized Preferred Stock, and upon conversion, 45% of the issued and outstanding Common Stock, on a fully diluted basis) in exchange for $12,750,000 and 13.5287 shares of Common Stock with a value of $2,950,000; and

            WHEREAS, the Company, Busco and the Gatto Group desire to set forth their agreement concerning the management of the Company and such other matters as are set forth herein;

            NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent promises set forth in this Agreement, the Company, Busco and the Gatto Group agree as follows:
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                                        2

                                    ARTICLE I

                      DEFINITIONS AND OTHER GENERAL MATTERS

            SECTION 1.01. Definitions. The following terms shall be used in this Agreement with the meanings set forth in this Section 1.01:

            "Affiliate" means, with respect to any person or entity, any other person or entity that directly or indirectly through one or more intermediates controls, is specified by or is under common control with the first person or entity.

            "Board" means the Board of Directors of the Company.

            "Business" means (i) the provision of bus, van or car transportation and related services under contract to state or local government agencies as well as to private sector purchasers of such transportation services and (ii) the operation of a bowling center complex and joint venture interests in two multiplex movie theaters in Staten Island.

            "By-laws" means the restated by-laws of the Company.

            "CEO" means the officer elected by the Board to the post designated in the By-laws as the chief executive officer of the Company. Domenic Gatto will be the initial CEO and Chairman of the Board.

            "Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company.

            "Closing" shall have the meaning given in the Stock Purchase Agreement, dated as of February 28, 1994, between the Company and Busco.

            "Common Stock" means the common stock, no par value, of the Company.

            "Consenting Stockholder" means any beneficial owner of shares of Voting Securities that is a party to this Agreement.

            "Conversion Price" means the conversion price per share of Common Stock for which the Preferred Stock is convertible, as such Conversion Price is initially set and may be adjusted under the Certificate of Designation.
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                                        3

            "Default" means any failure of the Company to pay debt for borrowed money when due and any event which would permit acceleration of debt for borrowed money. A Default shall not occur with respect to any failure to pay debt for borrowed money when due or any event which would permit acceleration of debt for borrowed money:

                  (a) where the failure or event has been cured or waived and such cure or waiver is effective as to all cross defaults;

                  (b) if the total amount of outstanding debt to which the
            failure or event related (together with cross defaults) does not exceed $500,000;

                  (c) if the applicable grace period with respect to such
            Default has not expired; and/or

                  (d) with respect to any debt which the Company, with the
            reasonable concurrence of the directors designated by Busco disputes in good faith.

      No event shall be a Default (other than a money default) if the Company shall cure within the greater of thirty (30) days or the cure period provided in the subject contract or instrument.

            "Employment Agreements" means the Employment Agreements, dated February 28, 1994, between the Company and each of Domenic Gatto, Patrick Gatto, Michael Gatto and Nathan Schlenker.

            "Public Offering" means the offering of Common Stock pursuant to a registration statement on a form applicable to the sale of securities to the general public.

            "Purchase Agreements" means the Stock Purchase Agreement, together with the letter agreements, each dated February 28, 1994, between Busco, Richard Gatto and each member of the Gatto Group.

            "Preferred Stock" means the Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company.

            "Registration Rights Agreement" means the Registration Rights Agreement, dated February 28, 1994, between the Company, Busco and the members of the Gatto Group.

            "Significant Transaction" means, with respect to the Company or any affiliates, any of the following actions:
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                                        4

                  (A) conducting any business other than the Business;

                  (B) (i) any creation of (x) any additional class of capital stock or (y) any security having a direct or indirect equity participation in the Company or any affiliate or (ii) the sale or issuance of shares of capital stock or warrants, options or rights to acquire shares of capital stock or securities convertible into or exchangeable for capital stock or any security having a direct or indirect equity participation in the Company or any affiliate;

                  (C) any declaration or issuance of any dividend or other
            distribution on any shares of capital stock or any payment on account of the purchase, redemption, retirement or other acquisition for value of any shares of capital stock;

                  (D) except as provided in paragraph (E) below, any acquisition
            (including, by way of merger or consolidation) outside of the ordinary course of business or the addition of any new participants or partners in any entity controlled by the Company;

                  (E) any transaction with a value of $3,500,000 or more that relates to the operations of the Company or any affiliates, including without limitation financing, bidding, acquisitions, new contracts and contract renewal arrangements (except renewals of transportation contracts); provided that any offering, borrowing or other transaction entered into by the Company or its affiliates for the purpose of redeeming Busco's shares of Voting Securities shall not be deemed a "Significant Transaction"; provided further that (1) for so long as there is a non-compliance or projected non-compliance with Schedule B attached hereto, the foregoing amount of $3,500,000 shall be reduced to $2,000,000, (2) for so long as Busco is unable to redeem any of its unconverted Preferred Stock as set forth in
            Section 3.04, the foregoing amount of $3,500,000 shall be reduced to $1,000,000, and (3) in the event that Domenic Gatto shall no longer be the CEO of the Company, the foregoing amount of $3,500,000 shall be reduced to $350,000;
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                                        5

                  (F) any amendment to or modification of any provision of the
            Certificate of Incorporation or By-laws of the Company;

                  (G) any change in the auditors for, or in the accounting
            policies or procedures of, the Company;

                  (H) entering into any agreement or obtaining any license or franchise which restricts the transfer of shares of Common Stock or Preferred Stock;

                  (I) (i) an extension of any Employment Agreement on its then current terms for a period of time greater than three years beyond its scheduled termination date or (ii) any amendment or modification of any such Employment Agreement;

                  (J) any consolidation or merger of the Company or its
            affiliates with any other entity in which the Company or its affiliates will not be the continuing or surviving corporation or the sale of all or substantially all of the assets of the Company or its affiliates;

                  (K) any sale of all or substantially all of the assets of the
            Company or its affiliates; or

                  (L) any transaction or transactions inconsistent with Section
            5.01 of this Agreement.

            "Voting Securities" means the Common Stock and Preferred Stock.

            "Wafra Direct Equity Group" means Division of Wafra Investment Advisory Group Inc., which purchases large block positions of private and public securities for investment purposes, and any successors.

            SECTION 1.02. Voting; Written Consent. (a) Any agreement by the Consenting Stockholders herein to vote their shares of Voting Securities in a certain manner shall be deemed, in each instance, to include an agreement by each Consenting Stockholder to use such Consenting Stockholder's best efforts and to take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, as promptly as practicable, a special or annual meeting of stockholders or to act by written consent.
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                                        6


            (b) When any action is required to be taken by a Consenting Stockholder pursuant to this Agreement, such Consenting Stockholder shall take all steps necessary to implement such action, including, without limitation, executing or causing to be executed, as promptly as practicable, a consent in writing in lieu of an annual or special meeting of the stockholders pursuant to
Section 615 of the Business Corporation Law of New York or any successor statute thereto to effect such stockholder action.

            (c) Unless expressly stated to the contrary herein, any action requiring the vote of the directors (or any committee thereof) may be effected by consent in lieu of a meeting of the directors or committee members, as the case may be, pursuant to Section 708 of the Business Corporation Law of New York or any successor statute thereto.

            (d) Except as otherwise provided in Section 2.01(b), each share of Preferred Stock will have the same vote as a share of Common Stock and shall be convertible on a share for share basis at any time to Common Stock at the option of Busco or any subsequent holder of the Preferred Stock. The Company may require conversion at the time of a Public Offering provided (i) the Public Offering shall provide at least $20,000,000 in net proceeds to the Company from a sale underwritten by an underwriter listed on Schedule A hereto and (ii) (A) the per share issue price shall be equal to or greater than Busco's price to convert to Common Stock at the time of such offering compounded at the rate of 30% annually from the date of this Agreement to the date of such offering and
(B) Busco has the opportunity to sell 75% of its Voting Securities at such price.

                                   ARTICLE II

                       BOARD OF DIRECTORS AND STOCKHOLDERS

            SECTION 2.01. Composition of the Board of Directors. (a) General. The Board shall initially consist of five directors, of which (i) Busco shall have the right to designate two individuals to serve as directors and (ii) except as provided in Section 2.03(a), the Gatto Group shall have the right to designate three individuals to serve as directors. In no event shall the Board be composed of fewer than five directors. Except as otherwise provided in this
Section 2.01, the ratio of directors designated by Busco to those designated by the Gatto Group shall be maintained as set forth in this Section 2.01(a) should the Board be increased in number.
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                                       7


            (b) Event of Default. From and after a Default the Preferred Stock shall be entitled to vote on shareholder issues as if it had four times the vote it would have on conversion. The Board shall be increased in number so that the ratio of Busco designated directors to Gatto Group designated directors is maintained at a level of 4:3. During the period in which the additional Busco designated directors serve, the Busco designees will take such measures in their capacity as directors as are reasonably available to have cured or to have waived any such default, provided that Busco shall have no obligation to either make any concession with respect to its equity position or to advance additional funds to the Company.

            (c) Default Cured. The additional Busco designated directors shall be retired and the additional voting rights terminated in the event that a Default is cured without the need for additional capital or financing, and without any concession materially adverse to the equity interest of Busco.

            (d) Transactions During Default Period. Any loan transaction, sale of equity or an investment convertible into equity during the period in which the Busco designees control the Board, shall be based upon an independent appraisal conducted by an appraiser (selected from Schedule A hereto) mutually acceptable to the Gatto Group and Busco. If they are unable to agree, the appraiser shall be selected by lot. The Gatto Group shall have a right of first refusal to purchase such position or fund such loan or to secure a third party to purchase such position or fund such loan provided that Busco shall have the right, superior to any such third party, to purchase the position if it agrees to abide by the same terms and conditions relating to control of the Company as provided in the third party offer. In the event the Gatto Group shall purchase the position, fund such loan or arrange third party financing for such loan or position, control of the Board shall be as provided in such arrangement.

            (f) Public Offering. In the event the Company shall consummate a Public Offering, Busco and the Gatto Group agree that until Busco has disposed of 75% of its shares of Preferred Stock, representatives on the Board (excluding "independent directors") shall continue to be 40% Busco designees and 60% Gatto Group designees. After Default Busco shall be entitled to 60% of the non-independent directors and the Gatto Group 40%. Independent directors shall be nominated jointly by Busco and the Gatto Group.
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                                       8


            (g) Election of Directors. Each Consenting Stockholder hereby agrees to vote all shares of Voting Securities owned by such Consenting Stockholder to cause the election to the Board of Directors of the individuals designated by the Consenting Stockholders in accordance with this Section 2.01.

            SECTION 2.02. Removal of Directors. Each Consenting Stockholder shall vote all shares of Voting Securities owned by such Consenting Stockholder for the removal (with or without cause) of any director designated and elected pursuant to Section 2.01 hereof if the Consenting Stockholder entitled to designate such director pursuant to Section 2.01 requests such removal by written notice to the other Consenting Stockholders.

            SECTION 2;03. Vacancies. (a) If, as a result of death, disability, retirement, resignation, removal (with or without cause) of Domenic Gatto, there is a vacancy on the Board and the position of CEO.

            (i) a special committee shall be formed consisting of a Busco designee and such of the following, as remain in the employ of the
      Company: Michael Gatto, Patrick Gatto and Nathan Schlenker, to select a successor CEO who shall also serve, with the unanimous consent of such committee and with the approval of the Board, as a neutral director upon the Board, along with any other neutral directors unaminously selected by such committee and with the approval of the Board (together, the "neutral directors"). The Board shall thereafter be configured of two Busco designated directors, two Gatto Group designated directors and one or more neutral directors. The vote of the committee must be unanimous, provided that if no successor CEO has been chosen within three months of such vacancy, an executive search company shall be retained from Schedule C attached hereto to recommend a new CEO which recommendation shall be subject to approval by the vote of 75% of such committee. If there is no agreement as to the search company, the same shall be chosen by lot from Schedule C, and

            (ii) each Consenting Stockholder shall vote its respective shares in favor of the individual designated in accordance with clause (i) above to fill such vacancy.

            (b) If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise there shall exist or occur any vacancy on the Board other than as provided in Section 2.03(a),
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                                        9


            (i) the Consenting Stockholders entitled to designate (pursuant to Section 2.01 hereof) the director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual to fill such capacity and to serve as a director of the Company, and

            (ii) each Consenting Stockholder shall vote its respective shares in favor of the individual designated in accordance with clause (i) above to fill such vacancy.

            SECTION 2.04. Conflicting Charter or By-law Provisions. Each Consenting Stockholder, shall vote its shares of Common Stock, and shall take all other actions necessary, to ensure that the Certificate of Incorporation and By-laws facilitate and do not at any time conflict with the provisions of this Agreement.

            SECTION 2.05. Action by the Board of Directors. (a) Except as otherwise provided in Sections 2.05(b) and 2.05(c), all actions of the Board of Directors shall require the affirmative vote of the majority of directors present at a duly convened meeting of the Board at which a quorum is present or, in lieu of a meeting, by the unanimous written consent of the members of the Board of Directors.

            (b) Neither the Company nor any entity controlled by the Company shall take, and no party to this Agreement shall cause the Company or any entity controlled by the Company to take, any action with respect to any Significant Transaction without

            (i) providing to the directors at least 5 business days' notice of any meeting of the Board at which a Significant Transaction is proposed to be approved, which notice shall describe such proposed Significant Transaction and

            (ii) the prior approval of 66 2/3% of the directors;

provided, however, that in each case the approval of all of the directors appointed by the Consenting Stockholders shall be required (x) to amend the Certificate of Incorporation and By-laws and (y) to enter into any agreement or to obtain any license or franchise which restricts the transfer of shares of Common Stock or Preferred Stock in a manner that discriminates among Consenting Stockholders; and

            (c) Notwithstanding the provisions of Sections 2.05(a) and 2.05(b), in lieu of any other approval provided in such Sections, the approval of a majority of disinterested members of the Board of Directors shall be required to approve any transaction between the Company and a Consenting Stockholder or an Affiliate of a Consenting Stockholder, except in the case of the renewal of any Employment Agreement, in which the approval of a majority of directors present at a meeting of the Board shall be sufficient.

            SECTION 2.06. Action Following Termination of Certain Employees. The Busco designated directors shall not unreasonably withhold their consent to the purchase by the Company of the shares of Common Stock by a member of the Gatto Group pursuant to Section 7.3 or 7.5 of the applicable Employment Agreement, provided the price paid for such shares shall be for 90% of the fair market value as determined by an appraiser selected by lot from Schedule A annexed thereto.

                                   ARTICLE III

                                    TRANSFERS

            Section 3.01. Restrictions on Transfers. Members of the Gatto Group may transfer Common Stock only if a sale or transfer (other than to a family member) shall include a cash offer to bring Busco along on the same terms for that percentage of its ownership (as converted) as the sale represents of the total Gatto Group holdings, and provided that the Gatto Group shall retain ownership interest of at least 51% of the equity securities of the Company prior to a Public Offering. The foregoing limitation shall not apply to a sale or transfer of shares from the Gatto Group to Nathan Schlenker upon his exercise of options issued by the Gatto Group to purchase the equivalent of 1% of the outstanding Voting Securities, provided Nathan Schlenker agrees to be bound by this Agreement.

            Section 3.02. First Refusal. Busco shall have a right of first refusal on all shares held by any member of the Gatto Group, excluding shares transferred in accordance with Section 3.01 or shares transferred to a family trust, provided the transferee shall be bound by this Agreement and be a member of the Gatto Group. Domenic Gatto, Michael Gatto and Patrick Gatto shall have a right of first refusal on all shares held by Busco in proportion to their respective Common Stock ownership. The foregoing rights of first refusal shall not apply to sales in Public Offerings or to sales in the public market subsequent to such a Public Offering.
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                                       11


            SECTION 3.03. Busco Transfer. Notwithstanding Section 3.02, Busco may transfer any shares held hereunder to any Affiliate without the application of a right of first refusal, provided Busco retains the right to vote such shares under this Agreement and provided the transferee shall remain subject to a right of first refusal of the Gatto Group to this Agreement.

            SECTION 3.04. Redemption. (a) Busco shall have the right, upon six months' prior written notice, to require redemption of any shares of unconverted Preferred Stock. Such right shall be to put 100% of those shares on the fifth anniversary of the date of this Agreement but payment therefor shall, except to the extent Section 3.04(b) may be applicable, be made 50% on the fifth anniversary and 50% on the sixth anniversary of the date of this Agreement. Any amount not paid to Busco as set forth in this Section 3.04 on such put date shall be evidenced by a note from the Company (such note to be non-interest bearing) evidencing such indebtedness. The redemption price (valued as of the date of such redemption) shall be the higher of (i) fair market value of the Company, appraised as a public company if there is a reasonable basis upon which the Company by such fifth anniversary could have been a public company, otherwise appraised as privately held; (ii) if then publicly traded, valued at market multiplied by the number of shares redeemed or (iii) liquidation preference value.

            (b) At the option of the Company, the redemption right, if exercised by Busco shall provide for payment for the redeemed shares in three annual installments commencing on the fifth anniversary of the date of this Agreement provided that the valuation of the Company shall be computed as set forth in
Section 3.04(a) and then increased at a per annum rate consistent with an equity return appropriate in these circumstances as to all funds not received by the date of the sixth anniversary of this Agreement, but not to exceed a return of 27.5% annually for payments beyond the sixth anniversary date of this Agreement.

            (c) Valuation of the Company shall be determined by an appraiser selected by the Company and Busco from the list of appraisers in Schedule A attached hereto. In the event the Company and Busco cannot agree upon a single appraiser they shall each select an appraiser from the annexed list and the average valuation of such appraisers shall be utilized. The Gatto Group and Busco shall share equally the expense of the appraisal.
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                                       12


            (d) In the event the Company is legally precluded from redeeming the shares of Voting Securities held by Busco as a result of insufficient surplus:

            (i) The Company shall reduce the compensation package of the Gatto Group by $250,000 annually; and

            (ii) Busco's shares shall be redeemed at the rate of 60% of the Company's cash flow, but not to exceed, on a cumulative basis, the amount payable under Section 3.04(b).

            SECTION 3.05. Legend. Each certificate evidencing outstanding shares of Voting Securities held by a Consenting Stockholder shall bear the following legend:

            "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.

            THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS' AGREEMENT, DATED AS OF FEBRUARY 28, 1994, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH."

All certificates evidencing shares of Voting Securities hereafter issued by the Company to a Consenting Stockholder shall bear the legend set forth above. Upon termination of this Agreement or upon registration of such shares of Voting Securities in accordance with this Agreement and then upon surrender to the Company of any certificates bearing the legend set forth above, the Company shall reissue such certificates to the owner thereof without such legend.
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                                       13


                                   ARTICLE IV

                         PREEMPTIVE RIGHTS; ANTIDILUTION

            SECTION 4.01. Busco Subscription Right. Busco shall have a right of first refusal on all issuances of shares of New Common Stock (as defined below) by the Company (except on shares of New Common Stock issued in a Public Offering) so long as Busco shall own the equivalent, in Voting Securities, of 25% of its initial Preferred Stock. There is to be no further issuance of any series of preferred stock which has any rights equal to or superior to those of the Preferred Stock unless there is an active market for Common Stock.

            SECTION 4.02. Preemptive Rights. (a) Subject to Section 4.01, each Consenting Stockholder shall have a right to purchase its aggregate pro rata portion, based on the ratio of the number of shares of Common Stock or Preferred Stock held by such stockholder to the total number of shares of Voting Securities held by all Consenting Stockholders, of any new common stock ("New Common Stock") which the Company may, from time to time, propose to issue. This right shall be transferable and shall terminate if unexercised within 30 days after receipt of the Preemption Notice (as defined below).

            (b) In the event the Company proposes to undertake an issuance of New Common Stock, it shall give each Consenting Stockholder written notice (a "Preemption Notice") of its intention, describing the type of New Capital Stock, the price and the general terms upon which the Company proposes to issue the same. Each Consenting Stockholder shall have 30 days after receipt of the Preemption Notice to agree to purchase all or any portion of the Consenting Stockholder's pro rata share of such New Common Stock for the price and upon the terms specified in the Preemption Notice by giving written notice to the Company and stating therein the quantity (including amounts, if any, such Consenting Stockholder would be willing to purchase over and above such Consenting Stockholder's pro rata portion) of New Common Stock to be purchased.

            SECTION 4.03. Busco Antidilution Rights. The Conversion Price shall be subject to adjustment as set forth in the Certificate of Incorporation.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01. Use of Proceeds. The Company agrees that the aggregate proceeds from the Preferred Stock issued pursuant to the Purchase Agreements shall be used only for (a) purchase of equipment and facilities to service new contracts; (b) acquisition of other transportation companies; (c) working capital; (d) early retirement of debt up to $2MM for FDIC; $1.5MM for taxes; $2MM for Deutsche Credit and $4MM for Marine Midland Bank (not to exceed $7MM in the aggregate); and (e) subject to Section 2.05 hereof, such other non-ordinary course uses as the Board shall approve. The Company agrees that the proceeds from the Preferred Stock not otherwise put to use in accordance with the terms of this Agreement shall be invested in investments having a maturity of not greater than 12 months from the date of acquisition thereof in (x) obligations issued or unconditionally guaranteed by the United States or any agency thereof,
(y) certificates of deposit of any commercial bank organized under the laws of the United States or any State thereof and having combined capital and surplus of at least $1,000,000,000 or (z) commercial paper with a rating of at least "B-1" by Standard & Poor's Corporation.

            SECTION 5.02. Management Fee. Wafra Investment Advisory Group, Inc. ("Wafra") shall receive an annual management fee of (a) $223,166, subject to the same percentage adjustment, on an annual basis, as the average of the two highest salaries paid by the Company to its employees (other than Domenic Gatto) plus (b) $120,000, which fee shall be payable in twelve equal installments of $28,597.17 each (or otherwise, as the management fee may be adjusted pursuant to clause (a)) to an account designated by Wafra. The first installment shall be due upon the Closing, and each installment thereafter will be due on the last day of each successive calendar month following the Closing; provided, however, that if the day on which any installment would otherwise become due is a day on which banks are required or authorized to close in New York City, such installment shall instead be due on the prior day on which banks are not so required or authorized to close.

            SECTION 5.03. Right of Audit. Busco shall have rights upon reasonable notice to inspect the Company books and records during normal business hours and to audit at its own expense provided that such inspection or audit shall not unduly interfere with the conduct of the Company's business.
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                                       15


            SECTION 5.04. Non-Compete. Neither the Wafra Direct Equity Group (for the later of (i) for so long as it (or Busco) shall retain beneficial ownership of 25% of its (or Busco's) shares of Preferred Stock owned the date of this Agreement or (ii) for so long as the Wafra Direct Equity Group shall exercise a management or consulting position with respect to the Busco investment) nor any member of the Gatto Group shall acquire an interest in, nor shall it be a lender to, any company engaged in (a) the school bus transportation business in the East Coast of the United States or (b) any other transportation business in which the Company is engaged in any state wherein the Company operates such business.

            SECTION 5.05. Irrevocable Proxy. Michael and Patrick Gatto each agree to the irrevocable appointment of Domenic Gatto, until termination of this Agreement, as his attorney and proxy pursuant to the provisions of Section 609 and in compliance with Section 620 of the Business Corporation Law of the State of New York, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Common Stock and the other securities which Michael or Patrick Gatto is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.02 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Michael and Patrick Gatto each hereby revokes all other proxies and powers of attorney with respect to the Common Stock and all other securities which he may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by Michael or Patrick Gatto with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of Michael or Patrick Gatto and any obligation of Michael or Patrick Gatto under this Agreement shall be binding upon the heirs, personal representatives and successors of each of them.

            SECTION 5.06. Death of a Member of the Gatto Group. In the event of the death of a member of the Gatto Group, the surviving members agree to purchase the shares of Common Stock of the decedent in proportion to each surviving member's holdings of Common Stock. Further, in the event of the death of either Michael or Patrick Gatto, such shares of Common Stock shall remain subject to the requirements of Section 5.05. In the event of the death of Domenic Gatto, Michael and Patrick Gatto as shareholders agree to vote their shares of Common Stock to support Board positions and shall not, in their position decisions or deadlocks to support Board positions and shall as shareholders, act to override of the Board.

            SECTION 5.07. Public Offering. Without being required to convert its shares of Preferred Stock, Busco and the Busco designated directors shall consent to a Public Offering which does not allow for the sale of 75% of such shares of Preferred Stock, provided (a) the Company and the Gatto Group are in compliance with Section 13 of the Registration Rights Agreement and (b) the terms and conditions of the second sentence of Section 1.02(d) hereof are met.

                                   ARTICLE VI

                                  MISCELLANEOUS

            SECTION 6.01. Representations. Each of the parties hereto represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.

            SECTION 6.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of their terms hereof, in addition to any other remedy at law or in equity.

            SECTION 6.03. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Busco. Each Consenting Stockholder shall be bound by any amendment or waiver authorized by this Section 6.03, whether or not such Consenting Stockholder shall have consented thereto.

            SECTION 6.04. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand, telecopied or sent by certified or registered mail, return receipt requested, postage prepaid, addressed in the manner set forth on the signature pages of this Agreement (or in such other manner for a party as shall be specified in a notice given in accordance with this Section 6.04). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery or telecopied, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

            SECTION 6.05. Benefit; Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not inure to the benefit of any prospective transferee unless such prospective transferee shall have agreed in writing to be bound by the terms of this Agreement. No Consenting Stockholder may assign any of its rights hereunder to any person other than a transferee that has complied with the requirements of this Section 6.05 in all respects. Nothing in this Agreement either express or implied is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement.

            SECTION 6.06. Termination. This Agreement shall terminate on February 28, 2045, or such earlier time as Busco and its Affiliates no longer own at least 25% of the Preferred Stock.

            SECTION 6.07. Miscellaneous. This Agreement sets forth the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any term or other provision of this Agreement is held invalid, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, unless the term or provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement and shall not limit or otherwise affect the meaning hereof. This Agreement shall be governed by the law of the State of New York. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in their individual capacity or caused it to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.


                                       ATLANTIC EXPRESS TRANSPORTATION
                                         GROUP INC.


                                       /s/ Domenic Gatto
                                       -----------------------------------------
                                       Name: Domenic Gatto
                                       Title: President, Chief Executive Officer


                                       7 North Street
                                       Staten Island, New York 10302
                                       Attention: Mr. Domenic Gatto
                                       Fax: (718) 442-5105
                                       Telephone: (718) 442-7000

                                       BUSCO CAPITAL INC.


                                       /s/ John T. Shea
                                       -----------------------------------
                                       Name: John T. Shea
                                       Title: Director


                                       Citco Building
                                       Wickhams Cay
                                       P.O Box 662
                                       Road Town,
                                       Tortola
                                       British Virgin Islands

                                       with a copy to:
                                       Wafra Investment Advisory Group, Inc.
                                       9 West 57th Street, 38th Floor
                                       New York, New York 10019
                                       attn: Mr. John Shea
                                       Fax: (212) 753-7705
                                       Telephone: (212) 644-5554


                                       /s/ Domenic Gatto
                                       -----------------------------------
                                       Domenic Gatto

                                       136 Monmouth Road
                                       Spottswood, NJ 08884



                                       /s/ Patrick Gatto
                                       -----------------------------------
                                       Patrick Gatto

                                       100 Sandalwood Drive
                                       Marlboro, NJ 07746



                                       /s/ Michael Gatto
                                       -----------------------------------
                                       Michael Gatto

                                       4 Continental Court
                                       Marlboro, NJ 07746

Agreed and Accepted By
WAFRA DIRECT EQUITY GROUP
as to, but only to the extent of,
the terms of Section 5.04 hereof:


/s/ John T. Shea
-----------------------------------
Name: John T. Shea
Title: Director

                                   SCHEDULE A

                           UNDERWRITERS AND APPRAISERS


            1.    Merrill Lynch

            2.    Lehman Brothers

            3.    Dillon, Read & Co., Inc.

            4.    Bear, Stearns & Co., Inc.

            5.    Donaldson, Lufkin & Jenrette Inc.

            6.    Paine Webber Incorporated

            7.    Wertheim Schroder & Co. Incorporated

            8.    Alex, Brown & Sons Incorporated

            9.    Josephthal, Lyon & Ross, Inc.

            10.   Smith Barney/Shearson

                                   SCHEDULE B

                         FINANCIAL PERFORMANCE CRITERIA


            Year ended 6/30/94 and year ended 12/31/94 net income plus depreciation plus $13MM shall equal 120% of principal debt payments for comparable periods.

            Commencing 6/30/95 and quarterly thereafter on one-year rollover basis, cash balance at beginning of year less $2MM plus income for year plus depreciation shall equal 120% of principal debt payments.

                                   SCHEDULE C

                                EXECUTIVE SEARCH


            1.    Canny Bowen Inc.

            2.    Russell Reynolds Assoc., Inc.

            3.    Spencer Stuart & Assoc.

            4.    Boyden International

            5.    Gould & McCoy, Inc.

            6.    Hiedrick & Struggles. Inc.